Exhibit 10.13

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is dated as of November 19, 2020 and to become effective as of the “Effective Date” (as defined below), by and among Blue Ridge Bankshares, Inc., a Virginia corporation (the “Company”), Blue Ridge Bank, National Association, a national banking association (the “Bank” and, collectively with the Company, the “Employer”), and C. Rodes Boyd, Jr. (the “Executive”).

WHEREAS, the Bank is the wholly-owned national banking association subsidiary of the Company;

WHEREAS, the Company and Bay Banks of Virginia, Inc. (“BAYK”) entered into that certain Agreement and Plan of Reorganization dated as of August 12, 2020 (the “Reorganization Agreement”), under which BAYK will merge with and into the Company (the “Merger”) and Virginia Commonwealth Bank (“VCB”), the wholly-owned Virginia-chartered commercial bank subsidiary of BAYK, will merge with and into the Bank (“Subsidiary Bank Merger”);

WHEREAS, Executive, BAYK and VCB are parties to an Employment Agreement, dated November 2, 2016 (the “Prior Agreement”);

WHEREAS, Executive and the Company and Bank have agreed that upon the consummation of the Merger and the Subsidiary Bank Merger, the Prior Agreement shall be amended and restated as provided herein and Executive shall continue as an employee of the Bank and the Company under the terms and conditions set forth herein;

WHEREAS, the Company and Bank desire to provide substantial benefits to Executive to which Executive would not be otherwise entitled and to obtain from Executive covenants protecting the Company and Bank’s customer relationships, confidential information and trade secrets, and Executive desires to obtain such benefits and is willing to enter into such covenants; and

WHEREAS, Executive is willing to continue to make Executive’s services available to the Company and the Bank after the Merger and Subsidiary Bank Merger on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.    Employment and Acceptance. Conditional upon consummation of the Merger and the Subsidiary Bank Merger and Executive continuing in the employ of BAYK and VCB until the effective date and time of the Merger and Subsidiary Bank Merger (the “Effective Date”), Executive shall be employed as the Executive Vice President of the Company and Executive Vice President and Chief Lending Officer of the Bank. Executive shall have the duties and responsibilities that are commensurate with such positions and are assigned to Executive by the President and Chief Executive Officer of the Bank, and shall also render such other services and duties as may be reasonably assigned Executive from time to time by the President and Chief Executive Officer of the Bank, consistent with Executive’s positions with the Employer. Executive accepts and agrees to such employment and agrees to carry out Executive’s duties and responsibilities to the best of Executive’s ability in a competent, efficient and businesslike manner, including performing tasks requested by the President and Chief Executive Officer of the Bank with respect to VCB’s legacy loan portfolio and its integration with the loan portfolio of the Bank. Executive further agrees to comply with all the policies, standards and codes of conduct of the Employer now or hereafter adopted. Executive shall report directly to the President and Chief Executive Officer of the Bank.

2.    Term. This Agreement is effective on the Effective Date and shall continue for a period of two (2) years (the “Employment Period”).

3.    Compensation.

(a)    Base Salary. During the Employment Period, Executive shall receive for Executive’s services an annual base salary (the “Base Salary”) in an amount to be determined by the Employer in accordance with the salary administration program of the Employer as it may from time to time be in effect. In no event, however, will the Base Salary be less than the gross amount of $240,000. The Base Salary will be subject to all applicable withholdings and deductions required by federal and state law.

(b)    Annual Bonus; Other Incentives. During the Employment Period, Executive will be eligible to receive annual cash bonus of no less than 25% of Executive’s Base Salary (the “Annual Bonus”). If awarded, the Annual Bonus will be paid, to Executive no later than two and one-half months after the end of the calendar year for which the annual bonus is awarded. To be eligible to receive the Annual Bonus, Executive must be actively employed by the Employer as of the last day of the calendar year for which the Annual Bonus is payable; provided, however, that Executive need not be employed by the Employer on the date of payment as a condition to the receipt of such payment. The Annual Bonus will be subject to all applicable withholdings and deductions required by federal and state law. During the Employment Period, Executive will be eligible to receive other cash- or stock-based incentives in such amounts and on such terms and conditions as established by the Board of Directors of the Employer, or by the compensation committee of such boards, as applicable.

(c)    Benefits. Executive will be entitled to participate in those retirement, life insurance, medical, sick leave, vacation, paid time off and other employee benefit plans and programs of the Employer that may be in effect from time to time, to the extent Executive is eligible under the terms of those plans and programs. The Employer reserves the right to modify, add or eliminate benefits for its employees at any time as it deems appropriate.

(d)    Business Expenses. The Employer will pay on Executive’s behalf (or promptly reimburse Executive for) reasonable expenses incurred by Executive at the request of, or on behalf of, the Employer in the performance of Executive’s duties pursuant to this Agreement (including expenses incurred in the use of the Bank-owned automobile described in Section 3(e) for business purposes), in accordance with the Employer’s policies as in effect from time to time.

(e)    Fringe Benefits. During the Employment Period, the Employer shall provide Executive a Bank-owned vehicle for Executive’s use.

(f)    Additional Consideration. The Employer shall provide the following additional consideration to Executive: (i) on the Effective Date, a cash payment of $400,000; (ii) on the Effective Date and pursuant to Award Agreement setting forward the following provisions, a restricted stock award of 7,000 shares (the “Restricted Shares) of the common stock of the Company (the “Stock Award”) which, except as otherwise provided in Section 4 below, will vest 50% on December 31, 2021 and 50% on the second anniversary of the Effective Date; (iii) on the Effective Date and pursuant to a deferred compensation plan, setting forth the following provisions (the “Deferred Compensation Plan”), credit $200,000 in deferred compensation to Executive’s account under the Deferred Compensation Plan (the “Deferred Amount”) which, except as otherwise provided in Section 4, will vest 50% on December 31, 2021 and 50% on the second (2nd) anniversary of the Effective Date; and (iv) on the date that the conversion of the core operating systems of the Bank and VCB is completed, a payment of $25,000 (the “Conversion Bonus”).

4.    Termination and Termination Benefits. In addition to the expiration of the Employment Term, Executive’s employment will terminate under the following circumstances and will be subject to the following provisions:

(a)    Termination as a Consequence of Death or Disability. If Executive dies while employed by the Employer, the Employer will promptly pay, deliver or take the following actions, as applicable, with respect to Executive’s beneficiary designated in writing (provided such writing is executed and dated by Executive and delivered to the Employer in a form acceptable to the Employer prior to Executive’s death) or, if none, Executive’s estate, the following: (i) pay Executive’s Base Salary through the end of the month in which Executive’s death occurred; (ii) deem the Stock Award fully vested and deliver a stock certificate or evidence of book entry notation to the Restricted Shares with only such restrictive legend and stop orders as may be required under applicable federal securities laws; (iii) deem the Deferred Amount fully vested and pay the Deferred Amount as provided in the Deferred Compensation Plan; and (iv) pay the Conversion Bonus. If Executive becomes “disabled” (as defined below), the Employer may give Executive written notice of its intention to terminate Executive’s employment, in which event Executive’s employment with the Employer will terminate on the 30th day after receipt of such notice by Executive. Notwithstanding any other provision of this Agreement to the contrary, if Executive’s employment is terminated under the preceding sentence the Employer shall: (i) promptly pay Executive’s Base Salary through the date of termination; (ii) deem the Stock Award fully vested and promptly deliver a stock certificate or evidence of book entry notation to the Restricted Shares to Executive with only such restrictive legend and stop orders as may be required under the federal securities laws; (iii) deem the Deferred Compensation fully vested and pay the Deferred Amount to Executive as provided in the Deferred Compensation Plan; and (iv) promptly pay the Conversion Bonus to Executive.

For purposes of this Section 4, Executive is “disabled” if Executive is entitled to receive long-term disability benefits under the Employer’s long-term disability plan, or, if there is no such plan, Executive’s inability to perform any of Executive’s essential job functions, which disability lasts for an uninterrupted period of at least 180 days or a total of at least 240 days out of any consecutive 360 day period, as a result of Executive’s incapacity due to physical or mental illness (as determined by the opinion of an independent physician selected by the Employer).

(b) Termination for Cause. Executive’s employment may be terminated for Cause at any time. If the Employer terminates Executive for Cause, Executive shall have no right to render services or to receive compensation or other benefits under this Agreement for any period after such termination; provided, the Employer and Executive acknowledge and agree that any portion of the Restricted Shares and any portion of the Deferred Amount that has vested in Executive as provided in Section 3(f) prior to the date of such termination shall be promptly delivered or paid, as applicable, to Executive following the date of termination. Only the following shall constitute “Cause” for such termination:

(i)    deliberate neglect by Executive in the performance of Executive’s material duties and responsibilities as established pursuant to this Agreement or Executive’s willful failure to follow reasonable instructions or policies of the Employer, after being advised in writing of such neglect or failure and being given a reasonable opportunity and period of no less than 30 days to remedy such neglect or failure;

(ii)    Executive’s continued failure to satisfactorily perform Executive’s job duties after being advised in writing of such failure and being given a reasonable opportunity and period of no less than 30 days to remedy such failure;

(iii)    conviction of or entering of a guilty plea or plea of no contest with respect to a felony, a crime of moral turpitude or any other crime with respect to which imprisonment following conviction is a possible punishment, or the commission of an act of embezzlement or fraud against the Employer or an Affiliate (as defined below); or

(iv)    any breach by Executive of a material term of this Agreement, or violation in any material respect of any code generally applicable to executive officers of the Employer, after being advised in writing of such breach or violation and being given a reasonable opportunity and period of no less than 30 days to remedy such breach or violation; or

(v)    the willful engaging by Executive in wrongful conduct that has resulted or would be reasonably likely to result in material and adverse financial or reputational injury to the Employer.

(c)    Termination by the Employer Without Cause. Executive’s employment may be terminated by the Employer without Cause at any time upon written notice to Executive, which termination will be effective immediately or on such later date as specified in the written notice. In the event Executive’s employment is terminated without Cause, Executive shall receive any unpaid Base Salary through the date of termination within 10 days after the date of termination. In addition, Executive shall receive the following benefits, provided Executive signs a release and waiver of claims in favor of the Employer, any business entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Employer (each, an “Affiliate”), and their respective officers and directors in a form provided by the Employer no later than the date of termination and such release has become effective within 30 days after the date of termination (the “Release”):

(i)    For the lesser of (x) the number of months remaining in the Employment Period (the “Severance Period”), the Employer will continue to pay Executive’s Base Salary in effect on the date of termination, such payments to be made on the same periodic dates as salary payments would have been made to Executive had Executive’s employment not been terminated, subject to compliance with Section 9(i) of this Agreement regarding the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986 (the “Code”).

(ii)    Executive will receive a welfare continuance benefit in an amount equal to the product of (x) the number of months in the Severance Period times (y) the excess of the monthly premium that would apply as of Executive’s date of termination for continued health, dental and vision plan coverage for Executive and Executive’s “qualified beneficiaries” (as defined in Section 4980B of the Code) over the monthly amount that Executive paid for such coverage immediately before Executive’s termination. Such payment will be made only for individuals (including Executive) who are covered under such plan or plans immediately prior to Executive’s termination, but without regard to whether an election for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 is made. Such payment will be made in a lump sum on the 30th day after Executive’s date of termination, net of employment and income tax withholding.

(iii)    the Stock Award shall be deemed fully vested and a stock certificate or evidence of book entry notation to the Restricted Shares shall be promptly delivered to Executive with only such restrictive legend and stop orders as may be required under the federal securities laws;

(iv)    the Deferred Amount shall be deemed fully vested and the Deferred Amount shall be paid to Executive as provided in the Deferred Compensation Plan; and

(v)    the Conversion Bonus shall be promptly paid to Executive.

Notwithstanding the foregoing, Executive shall not be entitled to any further payment under Section 4(c)(i) or 4(c)(ii) of this Agreement in the event that the Employer determines that Executive has breached any of the covenants set forth in Section 5 of this Agreement and files an action to enforce such covenants or gives Executive notice that a claim is being initiated under Section 6 of this Agreement, and Executive is found by a court of competent jurisdiction or the arbitrator(s) described in Section 6, to have breached any of the covenants set forth in Section 5 of this Agreement. Further, in such a court action or arbitration proceeding, the Employer may seek, and Executive shall be liable to return to the Employer, any payments made to Executive under Section 4(c)(i) or 4(c)(ii) dating back to the date of the original breach.

(d)    Termination by Executive for Good Reason. Executive may voluntarily terminate Executive’s employment under this Agreement at any time for Good Reason and be entitled to receive the compensation and other benefits set forth in Section 4(c) relating to a termination without Cause as and when provided in Section 4(c), provided Executive signs the Release and it becomes effective within 30 days after the date of Executive’s termination. Executive must provide written notice to the Employer of the existence of the event or condition constituting such Good Reason within 90 days of the initial occurrence of the event or condition alleged to constitute Good Reason. Upon delivery of such notice by Executive, the Employer shall have a period of 30 days during which it may cure in good faith the event or condition constituting Good Reason, and Executive’s employment shall continue in effect during the 30 day period so long as the Employer is making diligent efforts to such cure. In the event the Employer shall cure in good faith the event or condition constituting Good Reason, then such notice of termination shall be null and void, and the Employer shall not be required to pay the amount due to Executive under this Section 4(d).

For purposes of this Agreement, “Good Reason” shall mean:

(i)    a material diminution in Executive’s position, authority, duties or responsibilities;

(ii)    the relocation of Executive’s primary office at which Executive must perform the services to be provided by Executive pursuant to this Agreement by more than 20 miles from its location in Richmond, Virginia as of the Effective Date without Executive’s consent; or

(iii)    the failure of the Employer to comply with the provisions of Section 1 or Section 3 or a material breach by the Employer of any other provision of this Agreement.

Notwithstanding the above, Executive may not give notice of Executive’s termination of Executive’s employment under this Agreement for Good Reason if prior to Executive’s giving of such notice the Employer has given Executive written notice of termination for Cause.

(e)    Resignation of All Other Positions. Effective upon the termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all positions that Executive holds as an officer, employee, or member of the Board of Directors (or committee thereof) of the Employer or any of its Affiliates.

5.    Covenants of the Executive.

(a)    Noncompetition. Executive agrees that when employed with the Employer during the Employment Period (and for any further period Executive is employed by the Employer) and for 12 months after Executive is no longer employed by the Employer, regardless of the reason (the “Restricted Period”), Executive will not directly or indirectly, as a principal, agent, employee, employer, investor, director, consultant, co-partner or in any other individual or representative capacity whatsoever, engage in a Competitive Business anywhere in the Market Area (as such terms are defined below) by (i) owning, managing or controlling a Competitive Business, or (ii) performing competitive duties that are the same as or substantially similar to those which Executive performed on behalf of the Employer or any of its Affiliates during the period of Executive’s employment by the Employer. Notwithstanding the foregoing, Executive may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any business enterprise (but without otherwise participating in the activities of such enterprise) that engages in a Competitive Business in the Market Area and whose securities are listed on any national securities exchange, have been registered under Section 12 of the Exchange Act or for which quotations are available through the OTC quotation system.

(b)    Nonsolicitation of Customers. Executive agrees that when employed by the Employer and through the Restricted Period, Executive will not, directly or indirectly, solicit, divert from the Employer or its Affiliates, or transact business with any “Customer” of the Employer or its Affiliates, with whom Executive had “Material Contact” during the last 12 months of Executive’s employment or about whom Executive obtained information not known generally to the public while acting within the scope of Executive’s employment during the last 12 months of employment, if the purpose of such solicitation, diversion or transaction is to provide products or services that are the same as or substantially similar to, and competitive with, those offered by Employer or its Affiliates at the time Executive’s employment ceases. “Material Contact” means that Executive personally communicated with the Customer, either orally or in writing, for the purpose of providing, offering to provide or assisting in providing products or services of the Employer or its Affiliates during the period of Executive’s employment by the Employer. “Customer” means any person or entity with whom the Employer or its Affiliates had a depository or other contractual relationship, pursuant to which the Employer or its Affiliates provided products or services during the period of Executive’s employment by the Employer.

(c)    Nonsolicitation of Employees. Executive agrees that when employed by the Employer and through the Restricted Period, Executive will not, directly or indirectly, hire any person employed by the Employer or its Affiliates during the last six (6) months of Executive’s employment by the Employer, or solicit for hire or induce any such person to terminate employment with the Employer or its Affiliates, if the purpose is to compete with the Employer or its Affiliates.

(d)    Definitions. As used in this Agreement,

(i)    the term “Competitive Business” means any of the following businesses in which Executive was engaged in at any time during the last 24 months of Executive’s employment with the Employer on behalf of the Employer: the financial services business, which encompasses one or more of the following businesses, so long as the Employer or any of its Affiliates are engaged in any of such businesses at the time Executive’s employment ceases: consumer and commercial banking, insurance brokerage, residential and commercial mortgage lending, and any other business in which the Employer or any of its Affiliates are engaged;

(ii)    the term “Market Area” means (A) the cities of Charlottesville, Harrisonburg, Virginia Beach, Norfolk, Colonial Heights, Suffolk, Fredericksburg, Winchester and Martinsville in Virginia, the counties of Albemarle, Chesterfield, Culpepper, Charlotte, Fluvanna, Page, Patrick, King George, Westmoreland, Richmond, Northumberland, Lancaster, Louisa, Middlesex, Orange, Rockingham, and Spotsylvania in Virginia, and the county of Guilford in North Carolina, and any cities, towns and counties immediately contiguous to such localities, and (B) any other city, town, county or municipality in Virginia or North Carolina in which the Employer or its Affiliates is operating a retail banking office as of the date Executive’s employment with the Employer ceases (1) from which Executive worked at any time during the last 12 months of Executive’s employment, (2) from which someone who directly reported to Executive worked as that person’s primary office location at any time during the last 12 months of Executive’s employment, (3) over which Executive had direct responsibility at any time during the last 12 months of Executive’s employment, or (4) where a department over which Executive had direct responsibility at any time during the last 12 months of Executive’s employment was located; and

(iii)    the term “Person” means any person, partnership, corporation, company, group or other entity.

(e)    Confidentiality. As an employee of the Employer, Executive will have access to and may participate in the origination of non-public, proprietary and confidential information relating to the Employer and/or its Affiliates and Executive acknowledges a fiduciary duty owed to the Employer or its Affiliates not to disclose any such information. Confidential information may include, but is not limited to, trade secrets, customer lists and information, internal corporate planning, methods of marketing and operation, and other data or information of or concerning the Employer or its Affiliates or their customers that is not generally known to the public or generally in the banking industry. Executive agrees that for a period of five (5) years following the cessation of employment, Executive will not use or disclose to any third party any such confidential information, either directly or indirectly, except as may be authorized in writing specifically by Employer; provided, however that to the extent the information covered by this Section 5 is otherwise protected by the law, such as “trade secrets,” as defined by the Virginia Uniform Trade Secrets Act, or customer information protected by banking privacy laws, that information shall not be disclosed or used for however long the legal protections applicable to such information remain in effect.

Nothing in this Agreement restricts or prohibits Executive or Executive’s counsel from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before a self-regulatory authority or a governmental, law enforcement or other regulatory authority, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the FDIC (as defined below), the OCC (as defined below), the Congress, and any Office of Inspector General (collectively, the “Regulators”), from participating in any reporting of, investigation into, or proceeding regarding suspected violations of law, or from making other disclosures that are protected under or from receiving an award for information provided under the whistleblower provisions of state or federal law or regulation. Executive does not need the prior authorization of the Employer to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents containing confidential information to the Regulators, or make any such reports or disclosures to the Regulators. Executive is not required to notify the Employer that Executive has engaged in such communications with the Regulators. Executive recognizes and agrees that, in connection with any such activity outlined above, Executive must inform the Regulators that the information Executive is providing is confidential.

Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:

•

Where the disclosure is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or

•	Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

(f)    Acknowledgment. The covenants contained in this Section 5 shall be construed and interpreted in any proceeding to permit their enforcement to the maximum extent permitted by law. Executive acknowledges and agrees that the covenants contained in this Section 5 are in consideration for this Agreement and payment hereunder including payments that may be made under Section 4. Executive further agrees that the restrictions imposed herein are necessary for the reasonable and proper protection of the Employer and its Affiliates, and that each and every one of the restrictions is reasonable in respect to length of time, geographic area and scope of prohibited activities, and that the restrictions are neither overly restrictive on Executive’s post-employment activity nor overly burdensome for Executive to abide by while in the employ of the Employer. If, however, the time, geographic and/or scope of activity restrictions set forth in Section 5 are found by an arbitrator or court to exceed the standards deemed enforceable, the arbitrator or court, as applicable, is empowered and directed to modify the restriction(s) to the extent necessary to make them enforceable. Notwithstanding anything to the contrary herein, nothing in this Agreement shall be construed to prohibit any activity that cannot reasonably be construed to further in any meaningful way any actual or potential competition against the Employer or an Affiliate.

(g)    Enforcement. Executive acknowledges that damages at law would not be a measurable or adequate remedy for breach of the covenants contained in this Section 5 and, accordingly, Executive agrees to submit to the equitable jurisdiction of any court of competent jurisdiction in connection with any action to enjoin Executive from violating any such covenants. In the event legal action is commenced with respect to the provisions of this Section 5 and Executive has not strictly observed the restrictions set forth in this Section 5, then the restricted periods described in subsections (a), (b), and (c) in this Section 5 may, in the court or arbitrator’s discretion, be tolled and run anew from the date of any Final Determination of such legal action. “Final Determination” shall mean the expiration of time to file any possible appeal from a final judgment in such legal action or, if an appeal be taken, the final determination of the final appellate proceeding. All the provisions of this Section 5 will survive termination and expiration of this Agreement.

6.    Dispute Resolution.

(a)    Except as provided in Section 6(c) below the Employer and Executive acknowledge and agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration unless otherwise required by law, to be held in Richmond, Virginia, in accordance with the JAMS Employment Arbitration Rules & Procedures. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The party against whom the arbitrator(s) shall render an award shall pay the other party’s reasonable attorneys’ fees and other reasonable costs and expenses in connection with the enforcement of its rights under this Agreement (including the enforcement of any arbitration award in court), unless and to the extent the arbitrator(s) shall determine that under the circumstances recovery by the prevailing party of all or a part of any such fees and costs and expenses would be unjust.

(b)    The arbitrator(s) shall apply Virginia law to the merits of any dispute or claim, without reference to rules of conflicts of law. Executive hereby consents to the personal jurisdiction of the state and federal courts located in Virginia for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c)    The parties may apply to any Virginia state court or Federal district court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, to the extent that such court would have jurisdiction over the subject matter of such action, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.

(d)    EXECUTIVE HEREBY CONFIRMS EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION 6, WHICH DISCUSSES ARBITRATION, AND UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES, EXCEPT AS PROVIDED IN SECTION 6(c), TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, UNLESS OTHERWISE REQUIRED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF EXECUTIVE’S RELATIONSHIP WITH THE EMPLOYER AND ITS AFFILIATES.

7.    Non-disparagement. Executive will not at any time during or after the Employment Period make, publish or communicate to any Person or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Employer, its Affiliates, or their business, or any of their directors, employees, customers, and other associated third parties. This Section 7 does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by law, regulation or order. Executive shall promptly provide written notice of any such order to the Employer.

8.    Regulatory Provisions.

(a)    Suspension or Temporary Prohibition from Participation. If Executive is suspended and/or temporarily prohibited from participating in the conduct of the affairs of the Employer by a notice served under the Federal Deposit Insurance Act (the “FDIA”) or an order issued by any federal or state government agency, the obligations of the Employer under this Agreement shall be suspended as of the date of service of such notice or the issuance date of such order. If the charges in the notice or order are dismissed, the Employer shall (i) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)    Removal or Permanent Prohibition from Participation. If Executive is removed and/or permanently prohibited from participating in the conduct of the affairs of the Employer by a notice served under the FDIA or an order issued by any federal or state government agency, all obligations of the Employer under this Agreement shall terminate as of the date of service of such notice or the issuance date of such order, but Executive’s vested rights under any employee benefit plans and programs of the Employer shall not be affected.

(c)    Default. If the Employer is in default as defined in the FDIA or any order issued by any federal or state government agency, all obligations of the Employer under this Agreement shall terminate as of the date of default, but the operation of this Section 8(c) shall not affect any of Executive’s vested rights under any employee benefit plans and programs of the Employer.

(d)    Mitigation. The Employer will use its commercially reasonable efforts to mitigate any adverse impact of Sections 8(a), 8(b) and 8(c) on Executive.

(e)    Payment Prohibition. If the Employer is prohibited from making a payment provided for in this Agreement pursuant to the provisions of Part 359 of the regulations of the Federal Deposit Insurance Corporation (the “FDIC”), then the Employer shall be obligated to make such payment, and Executive shall have no right to receive such payment. If the Employer is prohibited from making a payment provided for in this Agreement without the prior consent or approval of the FDIC, the Office of the Comptroller of the Currency (the “OCC”) or another appropriate federal banking agency, then the Employer shall be obligated to make such payment, and Executive shall have no right to receive such payment, unless such consent or approval is received. The Employer hereby agrees and covenants to use its best efforts to obtain the required consent or approval as expeditiously as possible and agree to provide Executive with documentation of its efforts and status reports as requested.

9.    Miscellaneous.

(a)    Severability. If any clause or provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, then the remainder of this Agreement shall not be affected thereby, and in lieu of each clause or provision of this Agreement which is illegal, invalid or unenforceable, there shall be added, as part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and as may be legal, valid and enforceable.

(b)    Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts of law principles.

(c)    Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The parties acknowledge and agree that, as of and following the Effective Date, this Agreement supersedes and replaces the Prior Agreement and any offer letter Executive may have received from the Employer and that the Prior Agreement and any such offer letter are of no further force and effect. This Agreement may be amended only by an agreement signed by the parties hereto.

(d)    Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising, in whole or in part, any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege.

(e)    Binding Effect; Survival. This Agreement is binding upon and shall inure to the benefit of the parties and their respective successors, heirs and assigns, provided that no part of this Agreement is assignable by Executive. Except as otherwise expressly provided herein, upon the termination or expiration of this Agreement the respective rights and obligations of the parties hereto shall survive such termination or expiration to the extent necessary to carry out the intentions of the parties set forth in this Agreement.

(f)    No Construction Against Any Party. This Agreement is the product of informed negotiations between the parties. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. The parties agree neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

(g)    Clawback. Any incentive-based compensation or award that Executive receives, or has received, from the Employer or its Affiliates under this Agreement or otherwise, will be subject to clawback by the Employer as may be required by applicable law or stock exchange listing requirement and on such basis as the Board of Directors of the Employer reasonably determines in good faith, including pursuant to any incentive compensation clawback policy adopted by the Board of Directors of the Employer.

(h)    Documents. All documents, records, tapes and other media of any kind or description relating to the business of the Employer or its Affiliates (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Employer. The Documents and any copies thereof stored in any manner, together with any Employer issued equipment, vehicles, keys, security devices, identification cards, computers, cell phones and other devices, that are in Executive’s possession or control shall be returned to the Employer immediately upon Executive’s termination of employment for any reason or at such earlier time as the Board of Directors of the Employer or its designees may specify.

(i)    Section 409A Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A to the extent required to avoid a violation of Section 409A. Notwithstanding the foregoing, neither the Employer nor any Affiliate makes any representation that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Employer or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of termination or if sooner the date of Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive (or Executive’s beneficiary) in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

Any payment under Section 4 of this Agreement that is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A, and that is subject to the Release becoming effective, and that would otherwise be paid in the first 30 days after Executive’s termination date shall be paid, if at all, on such 30th day and any remaining payments shall be made in accordance with their original schedule.

Payments with respect to reimbursements of expenses or in-kind benefits shall be paid or provided in accordance with the Employer’s applicable policy or benefit plan, but in all events reimbursements shall be paid no later than the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement or provision in any other calendar year.

(j)    Notices. Any notices and other communications provided for by this Agreement will be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid (in which case notice will be deemed to have been given on the third day after mailing), or by overnight delivery by a reliable overnight courier service (in which case notice will be deemed to have been given on the day after delivery to such courier service). Notices to the Employer shall be directed to the Corporate Secretary of the Bank, with a copy directed to the Chairman of the Board of Directors of the Bank. Notices to Executive shall be directed to Executive’s last known address. Any party may designate another address in writing (or by such other method approved by the Employer) from time to time.

(k)    Acknowledgement of Full Understanding. EXECUTIVE ACKNOWLEDGES AND AGREES: (i) THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS AND IS VOLUNTARILY ENTERING INTO THIS AGREEMENT; AND (ii) THAT, EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

(l)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(m)    Tax Withholding. The Employer is authorized to withhold from all amounts paid or provided under this Agreement applicable taxes required to be withheld thereon.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

BLUE RIDGE BANKSHARES, INC.

By:	/s/ Brian K. Plum
Brian K. Plum
Chief Executive Officer

BLUE RIDGE BANK, NATIONAL ASSOCIATION

By:	/s/ Brian K. Plum
Brian K. Plum
President and Chief Executive Officer

/s/ C. Rodes Boyd, Jr.
C. Rodes Boyd, Jr.